EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Assisted Living Concepts, Inc. Reports Private Pay Conversion Strategy is Working;
Announces 2007 Second Quarter and First Half Results.
MILWAUKEE, WISCONSIN July 31, 2007
Highlights:
•	Second quarter revenues maintained from first quarter while significantly reducing Medicaid

•	Private pay census up 297 units or 5.9% over the pro forma second quarter of 2006

•	Private pay census up 73 units or 1.4% over the first quarter of 2007

•	Planned Medicaid census reductions were 297 units or 17.1% from the first quarter of 2007

•	Dubuque Retirement Community acquisition completed July 20, 2007
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported $4.2 million of net income and net income from continuing operations in the 2007 second quarter as compared to net income and net income from continuing operations of $1.8 million and $1.9 million, respectively, in the 2006 second quarter. Excluding one-time charges, net income and net income from continuing operations in the 2006 second quarter were $4.1 million and $4.2 million, respectively.
Net income and net income from continuing operations in the first half of 2007 was $8.9 as compared to net income and net income from continuing operations of $4.1 million and $5.4 million, respectively, in the first half of 2006. Excluding one-time charges, net income and net income from continuing operations in the first half of 2006 were $6.4 million and $7.7 million, respectively.
One-time charges, for both the quarter and first half of 2006, include transaction fees of $2.3 million related to legal, audit and other professional fees associated with the separation of ALC from its parent company Extendicare, Inc., now known as Extendicare Real Estate Investment Trust (TSX:EXE.UN), on November 10, 2006.
“During the second quarter of 2007 we completed the accelerated phase of our exit from traditional Medicaid programs primarily due to the initiation of the managed Medicaid system in Texas. This enables us to continue forward with our overall strategy of growing private pay occupancy,” commented Laurie Bebo, President and Chief Executive Officer of Assisted Living Concepts, Inc. “Revenue gains of $0.7 million from private pay occupancy combined with $0.4 million from rate increases and $0.6 million from an extra day in the quarter offset Medicaid revenue reductions of $1.8 million. In the second quarter of 2007, revenues from private pay residents as a percent of overall revenues increased to 84.4% from 78.8% in the quarter ended June 30, 2006. Our team members did a fantastic job assisting Medicaid residents with their transition to new accommodations and will now turn their focus towards filling the vacated units with private pay residents.”
Diluted earnings per common share for the second quarter and first half periods ended June 30, 2007 and 2006 were as follows:

	Quarter ended		First half ended
	June 30,		June 30,
	2007	2006	2007	2006
Diluted earnings per common share from continuing operations	$0.06	$0.03	$0.13	$0.08
Diluted earnings per common share	$0.06	$0.03	$0.13	$0.06
Diluted earnings per common share from continuing operations excluding one time charges*	$0.06	$0.06	$0.13	$0.11
Pro forma diluted earnings per common share before one-time charges*	$0.06	$0.06	$0.13	$0.11

*	Includes pro forma adjustments for 2006. See attached tables for 2006 pro forma and non-GAAP reconciliations.

Until November 10, 2006, ALC was a wholly owned subsidiary of Extendicare. The financial results reported until that time reflect the consolidated historical financial statements of the assisted living operations of Extendicare in the United States. As of June 30, 2007, ALC operated 207 assisted living residences representing 8,326 units.
Certain pro forma adjustments in the quarter and first half periods ended June 30, 2006 are necessary to reflect the ongoing operations of ALC following the November 10, 2006 separation of ALC from Extendicare. These adjustments remove data related to assets and liabilities that were not transferred to ALC in connection with the separation, including: (i) three assisted living facilities (168 units) that were closed in the first quarter of 2006 and (ii) two free-standing assisted living facilities (141 units) and another 129 assisted living units contained in skilled nursing facilities that were retained by Extendicare.
Pro forma income statement information for the quarter and first half periods ended June 30, 2006 are included for informational purposes and does not purport to reflect the results of operations of ALC that would have occurred had ALC operated as a separate independent company in that period. The pro forma financial statements do not reflect the additional cost of being a publicly listed company nor do they remove any interest expense related to the capital structure prior to the separation.
The basic weighted average number of shares of common stock is based upon the number of shares of Class A and Class B common stock of ALC outstanding. For purposes of determining the diluted weighted average number of shares, the Class B shares were deemed to have been converted into Class A shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This resulted in an additional 0.7 million and 0.7 million shares included in the fully diluted weighted average number of shares outstanding in the quarter and first half periods ended June 30, 2007, respectively. For the quarter and first half periods ended June 30, 2006, the basic average number of shares of common stock was determined by adding the number of outstanding Subordinate Voting Shares and the number of Multiple Voting shares of Extendicare upon completion of the separation which was equal to the number of shares of Class A and Class B common stock of ALC distributed in conjunction with the separation. For purposes of determining the diluted weighted average number of shares, the Multiple Voting Shares were deemed to have been converted into Subordinated Voting Shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This resulted in an additional 0.9 million shares included in the diluted weighted average number of shares outstanding in both the quarter and first half periods ended June 30, 2006.
Certain non-GAAP financial measures are used in the discussions below in evaluating the performance of the business. See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR, reconciliations of net income to adjusted EBITDA and adjusted EBITDAR, and calculations of adjusted EBITDA and adjusted EBITDAR as a percentage of total revenues, and pro forma and non-GAAP reconciliation information.
Second quarters ended June 30, 2007 and 2006 and the first quarter ended March 31, 2007
Revenues increased $0.4 million or 0.8% to $57.4 million during the 2007 second quarter from $57.0 million in the 2006 second quarter and decreased $0.1 million or 0.2% from the first quarter of 2007.
Adjusted EBITDA decreased $1.3 million or 10.0% to $12.1 million during the 2007 second quarter from $13.4 million in the 2006 second quarter and decreased $1.0 million or 7.6% from the first quarter of 2007. As a percent of revenue, adjusted EBITDA for the 2007 second quarter decreased to 21.1% compared to 23.6% in the 2006 second quarter and 22.8% in the first quarter of 2007.
Adjusted EBITDAR decreased $1.4 million or 8.4% to $15.6 million during the 2007 second quarter from $17.0 million in the 2006 second quarter and decreased $1.2 million or 7.3% from the first quarter of 2007. As a percent of revenue, adjusted EBITDAR for the 2007 second quarter decreased to 27.1% compared to 29.8% in the 2006 second quarter and 29.2% in the first quarter of 2007.
Second quarter ended June 30, 2007 compared to the second quarter ended June 30, 2006

Increased revenues in the quarter ended June 30, 2007 were primarily due to higher average daily revenue as a result of an increase of 297 units occupied by private pay residents ($2.6 million), private pay rate increases ($2.1 million), Medicaid rate increases ($0.4 million) and revenue from the current tenant of ALC’s recently purchased corporate office ($0.2 million), partially offset by a decrease of 543 units occupied by Medicaid residents ($3.2 million), decreases in revenues associated with the properties retained by Extendicare (270 units) that were included only in the 2006 period ($1.3 million), and in revenues associated with the amortization of below market leases from Extendicare’s 2005 acquisition of ALC which ended in January 2007 ($0.4 million).
Decreased adjusted EBITDA in the second quarter of 2007 resulted primarily from increased residence operations expenses ($1.5 million) and increased general and administrative expense items ($1.4 million), partially offset by residence operations expenses associated with the properties retained by Extendicare ($1.1 million), the growth in revenues discussed above ($0.4 million), and a reduction in lease expense ($0.1 million). Increased residence operations expenses were primarily associated with salaries and wages from inflationary factors, additional divisional staff hired to facilitate Sarbanes Oxley 404 compliance and additional sales people primarily in Texas as well as additional expenses to drive revenues such as new marketing materials. Increased general and administrative expenses were primarily associated with additional payroll and other public company charges including directors and officers liability insurance and investor relation fees.
In the second quarter of 2007, rental expense decreased by $0.1 million over the second quarter of 2006 . Other than the decrease in rental expense, adjusted EBITDAR decreased for the same reasons as explained in adjusted EBITDA above.
Second quarter ended June 30, 2007 compared to the first quarter ended March 31, 2007
Revenues in the second quarter of 2007 declined from the first quarter of 2007 primarily due to the planned reduction of 297 units occupied by Medicaid residents ($1.8 million ), partially offset by an increase of 73 units occupied by private pay residents ($0.7 million), an additional day in the second quarter 2007 reporting period (91 days in the quarter ended June 30, 2007 vs. 90 in the quarter ended March 31, 2007) ($0.6 million), and higher average daily revenue as a result of rate increases ($0.4 million).
Decreased adjusted EBITDA resulted primarily from lower revenues in the second quarter of 2007 as compared to the first quarter of 2007 as discussed above ($0.1 million), an increase in residence operations expenses ($0.4 million, of which $0.3 million is attributable to the additional day in the second quarter 2007 reporting period), and an increase in general and administrative expense ($0.7 million) primarily from ALC’s annual conference which takes place in the second quarter, and other administrative expenses, partially offset by a decrease in lease expense ($0.2 million).
In the second quarter of 2007, rental expense decreased by $0.2 million over the first quarter of 2007. Other than the decrease in rental expense, adjusted EBITDAR decreased for the same reasons as explained in adjusted EBITDA above.
Second quarter ended June 30, 2007 compared to the pro forma second quarter ended June 30, 2006
Revenues increased $1.7 million or 3.2% to $57.4 million during the 2007 second quarter from $55.7 million in the pro forma 2006 second quarter for the reasons discussed above and because of the elimination in the pro forma results of revenues of $1.3 million associated with properties retained by Extendicare.
Adjusted EBITDA decreased $1.1 million or 8.4% to $12.1 million during the 2007 second quarter from $13.2 million in the pro forma 2006 second quarter primarily for the reasons discussed above and the elimination of adjusted EBITDA of $0.2 million associated with properties retained by Extendicare. As a percent of revenue, adjusted EBITDA for the 2007 second quarter decreased to 21.1% compared to 23.7% in the pro forma 2006 second quarter.
Adjusted EBITDAR decreased $1.1 million or 7.1% to $15.6 million during the 2007 second quarter from $16.7 million in the pro forma 2006 second quarter for the reasons discussed above. As a percent of revenue, adjusted EBITDAR for the 2007 second quarter decreased to 27.1% compared to 30.1% in the pro forma 2006 second quarter.
Second quarter 2006 pro forma adjustments
Pro forma adjustments to revenue, adjusted EBITDA, and adjusted EBITDAR in the second quarter of 2006 included revenues associated with the properties retained by Extendicare (270 units) that were included only in the 2006 period

($1.3 million, $0.2 million and $0.2 million, respectively). No pro forma adjustments were necessary in the 2007 financial information.
First half ended June 30, 2007 and 2006
Revenues increased $1.1 million or 1.0% to $114.9 million during the first half of 2007 from $113.8 million in the first half of 2006.
Adjusted EBITDA decreased $1.1 million or 4.4% to $25.2 million during the first half of 2007 from $26.3 million in the first half of 2006. As a percent of revenue, adjusted EBITDA for the first half of 2007 decreased to 21.9% compared to 23.1% in the first half of 2006.
Adjusted EBITDAR decreased $1.1 million or 3.1% to $32.3 million during the first half of 2007 from $33.4 million in the first half of 2006. As a percent of revenue, adjusted EBITDAR for the first half of 2007 decreased to 28.1% compared to 29.3% in the first half of 2006.
First half ended June 30, 2007 compared to the first half ended June 30, 2006
Increased revenues in the first half of 2007 were primarily due to higher average daily revenue as a result of an increase of 297 units occupied by private pay residents ($5.2 million), private pay rate increases ($3.2 million), Medicaid rate increases ($0.7 million) and revenue from the current tenant of ALC’s recently purchased corporate office ($0.5 million), partially offset by a decrease of 416 units occupied by Medicaid residents ($4.9 million), decreases in revenues associated with properties retained by Extendicare (270 units) that were included only in the 2006 period ($2.8 million), and from non-recurring revenues associated with the amortization of below market leases from Extendicare’s 2005 acquisition of ALC which ended in January 2007 ($0.8 million).
Decreased adjusted EBITDA resulted primarily from increased residence operations expenses ($2.5 million) primarily associated with measures to drive additional revenues, including new marketing materials, and additional insurance expense, increased general and administrative expense ($2.0 million) primarily associated with additional expenses from being a public company in 2007, and increased residence lease expense ($0.1 million), partially offset by residence operations expense associated with properties retained by Extendicare ($2.2 million) and the growth in revenues discussed above ($1.1 million).
In the first half of 2007, rental expense increased by $0.1 million over the first half of 2006 . Other than the increase in rental expense, adjusted EBITDAR decreased for the reasons listed in the adjusted EBITDA discussion above.
First half ended June 30, 2007 compared to the pro forma first half ended June 30, 2006
Revenues increased $3.9 million or 3.5% to $114.9 million during the first half of 2007 from $111.0 million in the pro forma first half of 2006 for the reasons discussed above after eliminating the $2.8 million associated with properties retained by Extendicare.
Adjusted EBITDA decreased $0.6 million or 2.5% to $25.2 million during the first half of 2007 from $25.8 million in the pro forma first half of 2006 for the reasons discussed above and because of the elimination of EBITDA of $0.5 million associated with properties retained by Extendicare. As a percent of revenue, adjusted EBITDA for the first half of 2007 decreased to 21.9% compared to 23.3% in the pro forma first half of 2006.
Adjusted EBITDAR decreased $0.5 million or 1.6% to $32.3 million during the first half of 2007 from $32.8 million in the pro forma first half of 2006 for the reasons discussed above and the elimination of the $0.5 million of EBITDAR associated with properties retained by Extendicare. As a percent of revenue, adjusted EBITDAR for the first half of 2007 decreased to 28.1% compared to 29.6% in the pro forma first half of 2006.
First half 2006 pro forma adjustments

Pro forma adjustments to revenue, adjusted EBITDA and adjusted EBITDAR in the first half of 2006 included revenues associated with properties retained by Extendicare (270 units) that were included only in the 2006 period ($2.8 million, $0.5 million and $0.5 million, respectively). No pro forma adjustments were necessary in the 2007 financial information.
Share buyback program
On December 14, 2006, ALC announced a share buyback program enabling ALC to repurchase up to $20 million of its Class A common stock. In the second quarter of 2007, ALC purchased a total of 260,900 shares at a total cost of $2,790,532 resulting in an average price of $10.70 per share.
Acquisitions
On July 20, 2007, ALC completed the acquisition of a newly constructed 185 unit assisted/independent living residence in Dubuque, Iowa. At the time of purchase, the residence was approximately 47% occupied with all private pay residents.
Expansion Plan Update
As of June 30, 2007, ALC continued the planning and architectural phase of its expansion plan. As previously announced, the expansion is expected to add 400 units onto existing residences and construction is expected to be completed by the second quarter of 2008.
Investor Call
ALC has scheduled a conference call on August 1, 2007 at 10:00 a.m. (ET) to discuss its financial results for the second quarter. The toll-free number for the live call is 800-857-7001, or international 1-210-839-8500; the passcode is 080107, and the leader name is Laurie Bebo. A taped rebroadcast will be available approximately one hour following the live call until midnight on August 31, 2007. To access the rebroadcast of the call, click on the Investor Relations section of ALC’s website: www.alcco.com.
Other Information
On August 6, 2007, ALC will relocate its corporate office to Menomonee Falls, Wisconsin. As of August 6, 2007, ALC’s new contact information will be:
Assisted Living Concepts, Inc.
W140 N8981 Lilly Road
Menomonee Falls, WI 53051
Phone: 262-250-4500
Fax: 262-251-7562
ALC’s corporate website, corporate email address, and employee email addresses will remain unchanged.
About Us
Assisted Living Concepts, Inc., is an operator of assisted living residences in the United States. ALC and its subsidiaries operate 208 assisted living residences with capacity for over 8,400 residents in 17 states. ALC’s assisted living facilities typically consist of 35 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,500 people.
The attached statements reflect certain reclassifications to the prior period figures to conform to the 2007 presentation.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations including managements expectations about improving private payer mix, are forward-looking statements. These forward-looking statements generally include words such as “expect”, “intend”, “will”, “anticipate”, “believe”, “estimate”, “plan”, “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties related to these statements, other risks and uncertainties are identified in ALC’s’ filings with United States Securities and Exchange Commissions and include, but are not limited to, the following: changes in the health care industry in general and the long-term care industry in particular because of political and economic influences; changes in regulations governing the industry and ALC’s’ compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (414) 908-8160 until August 5, 2007
Phone: (262) 257-8999 effective August 6, 2007
Fax: (414) 908-8212 until August 5, 2007
Fax: (262) 251-7562 effective August 6, 2007
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Income
(In thousands, except earnings per share)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues	$57,426	$56,998	$114,947	$113,774

Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	38,219	37,839	75,977	75,756
General and administrative	3,839	2,190	6,826	4,941
Residence lease expense	3,460	3,537	7,159	7,025
Depreciation and amortization	4,323	4,169	8,504	8,292
Transaction costs	—	2,300	56	2,300

Total operating expenses	49,841	50,035	98,522	98,314

Income from operations	7,585	6,963	16,425	15,460
Other expense:
Interest expense, net	(857)	(2,584)	(2,072)	(5,414)

Income from continuing operations before income taxes	6,728	4,379	14,353	10,046
Income tax expense	(2,556)	(2,442)	(5,454)	(4,631)

Net income from continuing operations	4,172	1,937	8,899	5,415
Loss from discontinued operations, net of taxes	—	(105)	—	(1,273)

Net income	$4,172	$1,832	$8,899	$4,142

Weighted average common shares:
Basic	69,482	69,322	69,482	69,322
Diluted	70,183	70,205	70,194	70,205

Per share data:
Basic earnings per common share:
Income from continuing operations	$0.06	$0.03	$0.13	$0.08
Loss from discontinued operations	—	—	—	(0.02)

Net income	$0.06	$0.03	$0.13	$0.06

Diluted earnings per common share:
Income from continuing operations	$0.06	$0.03	$0.13	$0.08
Loss from discontinued operations	—	—	—	(0.02)

Net income	$0.06	$0.03	$0.13	$0.06

Adjusted EBITDA(1)	$12,094	$13,434	$25,177	$26,332

Adjusted EBITDAR(1)	$15,554	$16,971	$32,336	$33,357

(1)	See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$34,595	$19,951
Investments	6,123	5,332
Accounts receivable, less allowances of $911 and $1,086,respectively	3,524	5,395
Supplies, prepaid expenses and other current assets	7,309	8,178
Income tax receivable	—	90
Deferred income taxes	1,187	1,552
Total current assets	52,738	40,498
Property and equipment, net	375,240	374,612
Goodwill and other intangible assets, net	17,036	18,102
Restricted cash	8,270	10,947
Other assets	3,494	3,181

Total Assets	$456,778	$447,340

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,619	$5,134
Accrued liabilities	21,723	19,580
Current maturities of long-term debt	14,483	2,732
Income taxes payable	336	—
Current portion of self-insured liabilities	300	300

Total current liabilities	42,461	27,746
Accrual for self-insured liabilities	1,267	1,171
Long-term debt	74,809	87,904
Deferred income taxes	5,537	5,146
Other long-term liabilities	8,990	8,535

Total Liabilities	133,064	130,502

Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized, none issued	—	—
Class A Common Stock, par value $0.01 per share, 400,000,000 shares authorized, 59,972,731 and 59,501,918 issued, respectively	600	595
Class B Common Stock, par value $0.01 per share, 75,000,000 shares authorized, 9,275,657 and 9,956,337 issued, respectively	93	100
Treasury stock at cost, Class A Common Stock, 260,900 and 0 shares, respectively	(2,791)	—
Additional paid-in capital	313,742	313,474
Accumulated other comprehensive income	1,032	530
Retained earnings	11,038	2,139
Total Stockholders’ Equity	323,714	316,838

Total Liabilities and Stockholders’ Equity	$456,778	$447,340

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2007	2006
OPERATING ACTIVITIES:
Net income	$8,899	$4,142
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,504	8,349
Amortization of purchase accounting adjustments for:
Leases and debt	(429)	(239)
Below market resident leases	(39)	(859)
Provision for bad debt	158	162
Provision for self-insured liabilities	300	330
Payments of self-insured liabilities	(204)	(212)
Loss on impairment of long-lived assets and discontinued operations	—	1,723
Deferred income taxes	756	83
Equity-based compensation expense	192	280
Changes in assets and liabilities:
Accounts receivable	1,713	(299)
Supplies, prepaid expenses and other current assets	869	(271)
Accounts payable	485	(1,033)
Accrued liabilities	2,143	3,359
Income taxes payable/receivable	137	(1,017)
Other non-current assets including restricted cash	2,364	(193)
Other long-term liabilities	709	486
Current due to Extendicare	—	1,909

Cash provided by operating activities	26,557	16,700

INVESTING ACTIVITIES:
Payments for new construction projects	(2,098)	(1,240)
Payments for purchases of property and equipment	(5,968)	(3,363)
Cash used in investing activities	(8,066)	(4,603)

FINANCING ACTIVITIES:
Capital contributions from Extendicare	74	1,522
Purchase of treasury shares	(2,791)	—
Repayment of interest bearing advances to Extendicare	—	(14,500)
Payments of long-term debt	(1,130)	(1,241)
Cash used in financing activities	(3,847)	(14,219)

Increase / (decrease) in cash and cash equivalents	14,644	(2,122)
Cash and cash equivalents, beginning of year	19,951	6,439

Cash and cash equivalents, end of period	$34,595	$4,317

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$3,319	$5,649
Income tax payments, net of refunds	4,460	257

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

	Three months ended
	June 30,	March 31,	June 30,
All continuing residences*	2007	2007	2006
Average Occupied Units by Payer Source
Private	5,292	5,219	4,995
Medicaid	1,444	1,741	1,987

Total	6,736	6,960	6,982

Occupancy Mix by Payer Source
Private	78.6%	75.0%	71.5%
Medicaid	21.4%	25.0%	28.5%

Percent of Revenue by Payer Source
Private	84.4%	81.4%	78.8%
Medicaid	15.6%	18.6%	21.2%

Average Revenue per Occupied Unit Day by Payer Source
Private	$100.21	$99.18	$95.86
Medicaid	$67.62	$67.98	$64.77
Combined	$93.22	$91.38	$87.01

Occupancy Percentage	80.9%	83.7%	84.4%

	Six months ended
	June 30,	June 30,
All continuing residences*	2007	2006
Average Occupied Units by Payer Source
Private	5,255	4,958
Medicaid	1,592	2,008

Total	6,847	6,966

Occupancy Mix by Payer Source
Private	76.7%	71.2%
Medicaid	23.3%	28.8%

Percent of Revenue by Payer Source
Private	82.9%	78.5%
Medicaid	17.1%	21.5%

Average Revenue per Occupied Unit Day by Payer Source
Private	$99.70	$96.34
Medicaid	$67.82	$65.24
Combined	$92.29	$87.38

Occupancy Percentage	82.3%	84.3%

*	Continuing residences include all residents except (i) two freestanding residences and an additional 129 assisted living units contained in skilled nursing facilities that were retained by Extendicare and (ii) residences classified in the financial statements as discontinued operations.

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
     Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use adjusted EBITDA and adjusted EBITDAR as key performance indicators and adjusted EBITDA and adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
     We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe adjusted EBITDA and adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
     We report specific line items separately, and exclude them from adjusted EBITDA and adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use adjusted EBITDA and adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use adjusted EBITDA and adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present adjusted EBITDA and adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.
Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
     The following table sets forth a reconciliation of net income to adjusted EBITDA and adjusted EBITDAR:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In thousands, unaudited)
Net income	$4,172	$1,832	$8,899	$4,142
Loss from discontinued operations, net of tax benefit	—	105	—	1,273
Provision for income taxes	2,556	2,442	5,454	4,631

Income from continuing operations before income taxes	6,728	4,379	14,353	10,046
Add:
Depreciation and amortization	4,323	4,169	8,504	8,292
Interest expense, net	857	2,584	2,072	5,414
Transaction costs	—	2,300	56	2,300
Non-cash equity based compensation	186	2	192	280

Adjusted EBITDA	12,094	13,434	25,177	26,332
Add: Lease expense	3,460	3,537	7,159	7,025

Adjusted EBITDAR	$15,554	$16,971	$32,336	$33,357

The following table sets forth the calculations of adjusted EBITDA and adjusted EBITDAR as percentages of total revenue:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Dollars in thousands, unaudited)
Revenues	$57,426	$56,998	$114,947	$113,774

Adjusted EBITDA	$12,094	$13,434	$25,177	$26,332

Adjusted EBITDAR	$15,554	$16,971	$32,336	$33,357

Adjusted EBITDA as percent of total revenue	21.1%	23.6%	21.9%	23.1%

Adjusted EBITDAR as percent of total revenue	27.1%	29.8%	28.1%	29.3%

Assisted Living Concepts, Inc.
Pro Forma and Non-GAAP Reconciliation Information
(In thousands, except earnings per share data)
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30, 2006				June 30, 2006
	Actual	Adjustments		Pro Forma	Actual	Adjustments		Pro Forma
Revenues	$56,998	$(1,330	) (A)	$55,668	$113,774	$(2,752	) (A)	$111,022

Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	37,839	(1,096	) (A)	36,743	75,756	(2,242	) (A)	73,514
General and administrative	2,190	—		2,190	4,941	—		4,941
Residence lease expense	3,537	—		3,537	7,025	—		7,025
Depreciation and amortization	4,169	(182	) (A)	3,987	8,292	(371	) (A)	7,921
Transaction costs	2,300	—		2,300	2,300	—		2,300

Total operating expenses	50,035	(1,278)		48,757	98,314	(2,613)		95,701

Income from operations	6,963	(52)		6,911	15,460	(139)		15,321
Other expense:
Interest expense, net	(2,584)	5	(A)	(2,579)	(5,414)	15	(A)	(5,399)

Income from continuing operations before income taxes	4,379	(47)		4,332	10,046	(124)		9,922
Income tax expense	(2,442)	19	(B)	(2,423)	(4,631)	49	(B)	(4,582)

Income from continuing operations	1,937	(28)		1,909	5,415	(75)		5,340
Loss from discontinued operations before income taxes	(105)	105		—	(1,273)	1,273		—

Net income	1,832	77		1,909	4,142	1,198		5,340
Transaction fees	2,300	—		2,300	2,300	—		2,300
Income tax benefit on transaction fees	—	—		—	—	—		—

Net income excluding transaction fees	4,132	77		4,209	6,442	1,198		7,640

Net income from continuing operations excluding transaction fees	4,237	(28)		4,209	7,715	(75)		7,640

Pro forma basic weighted average shares(C)	69,322	—		69,322	69,322	—		69,322
Pro forma diluted weighted average shares(C)	70,205	—		70,205	70,205	—		70,205
Adjusted EBITDA	$13,434	$(234)		$13,200	$26,332	$(510)		$25,822

Adjusted EBITDAR	$16,971	$(234)		$16,737	$33,357	$(510)		$32,847

Basic earnings per common share(D)	$0.06			$0.06	$0.11			$0.11

Diluted earnings per common share (D)	$0.06			$0.06	$0.11			$0.11

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
INFORMATION ASSISTED LIVING CONCEPTS, INC.
     The pro forma adjustments included in the unaudited pro forma consolidated financial information are as follows:
     (A) To remove operations (including related depreciation and amortization) of three discontinued assisted living facilities (168 units) and two free-standing Extendicare assisted living facilities (141 units) and another 129 assisted living units contained within skilled nursing facilities that were not transferred to ALC. These assets and operations are included in the consolidated statements of income through November 10, 2006.
     (B) To reflect the income tax effect of pro forma adjustments at applicable income tax rates.
     (C) The basic weighted average shares of common stock for the three and six month periods ended June 30, 2006 were determined from the number of outstanding Subordinate Voting Shares of Extendicare on November 10, 2006, the separation date, which would have approximated the number of outstanding shares of Class A common stock, and the number of outstanding Multiple Voting Shares of Extendicare, which would have approximated the number of outstanding shares of Class B common stock. For purposes of determining the diluted weighted average shares, the Multiple Voting Shares were deemed to have been converted into Subordinate Voting Shares at the 1 to 1.075 conversion ratio applicable to the Class B common stock. This conversion feature resulted in an additional 0.9 million shares included in the diluted weighted average shares outstanding for both periods.
     (D) Earnings per common share represent earnings and pro forma earnings from continuing operations before the net impact of transaction fees.
Pro forma adjusted EBITDA and adjusted EBITDAR
The following tables sets forth a reconciliation of pro forma net income to pro forma adjusted EBITDA and pro forma adjusted EBITDAR for the three and six month periods ended June 30, 2006.

	Three months	Six months
	ended June	ended June 30,
	30, 2006	2006
	(In thousands, unaudited)
Pro forma net income	$1,909	$5,340
Pro forma income tax expense	2,423	4,582

Pro forma income from continuing operations before income taxes	4,332	9,922
Add:
Pro forma depreciation and amortization	3,987	7,921
Pro forma interest expense, net	2,579	5,399
Pro forma transaction costs	2,300	2,300
Non-cash equity based compensation	2	280

Pro forma adjusted EBITDA	13,200	25,822
Add: Pro forma lease expense	3,537	7,025

Pro forma adjusted EBITDAR	$16,737	$32,847

The following table sets forth the calculations of pro forma adjusted EBITDA and pro forma adjusted EBITDAR as a percentage of pro forma revenues for the three and six month periods ended June 30, 2006. No pro forma adjustments were necessary in the three and six month periods ended June 30, 2007.

	Three months	Six months
	ended June 30,	ended June 30,
	2006	2006
	(Dollars in thousands, unaudited)
Pro forma revenues	$55,668	$111,022

Pro forma adjusted EBITDA	$13,200	$25,822

Pro Forma adjusted EBITDAR	$16,737	$32,847

Pro Forma adjusted EBITDA as percent of total pro forma revenue	23.7%	23.3%

Pro forma adjusted EBITDAR as percent of total pro forma revenue	30.1%	29.6%